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                                                                    EXHIBIT 99.1

[PETROQUEST LOGO]

NEWS RELEASE
IMMEDIATE RELEASE

For further information, contact:   Robert R. Brooksher, Vice President -
                                    Corporate Communications (337) 232-7028


           PETROQUEST ENERGY ACQUIRES EAST TEXAS NATURAL GAS RESERVES

Lafayette, Louisiana - December 23, 2003 - PetroQuest Energy, Inc. (NASDAQ:
PQUE) today announced that the Company has acquired from a private company its interest in the Southeast Carthage Field in East Texas for approximately $23 million. The Company expects to allocate $1 million of the purchase price to unevaluated acreage. In this transaction, PetroQuest estimates it is acquiring approximately 29 Bcfe of proved reserves of which 57% are proved developed and 69% are natural gas. The acquisition will initially add approximately 5.5 MMcfe per day to the Company's production and 13,500 net developed acres and 8,500 net undeveloped acres to the Company's lease position. The purchase was funded through the Company's existing credit facilities.

"This property strengthens our current asset base by adding reserves that have a longer life than our current Gulf Coast reserves. The reserve to production ratio of this property is approximately 14.5 years based on current production," said Charles T. Goodson, Chairman and Chief Executive Officer. "There is also additional probable and possible gas reserve potential which we expect will provide additional upside to this transaction."

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.